Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of New Hampshire Thrift Bancshares, Inc. and Subsidiaries of our report dated March 17, 2014, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2013, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2013 of New Hampshire Thrift Bancshares, Inc.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

July 11, 2014